Exhibit (a)(1)(i)

MGM MIRAGE

Offer to Exchange
Certain Outstanding Stock Options
and Stock Appreciation Rights
For
Restricted Stock Units

THIS OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., PACIFIC DAYLIGHT TIME, ON MONDAY, OCTOBER 6, 2008,
UNLESS THE OFFER IS EXTENDED.

MGM MIRAGE, a Delaware corporation (“we,” “us,” “our,” the “Company,” or “MGM MIRAGE”), is offering eligible employees an opportunity to exchange certain outstanding options to purchase, and stock appreciation rights which are settled in (“SARs”), shares of our common stock, $0.01 par value per share, granted under the MGM MIRAGE 2005 Omnibus Incentive Plan (the “Plan”) for restricted stock units that provide a right to receive shares of our common stock (“RSUs”), upon the terms and subject to the conditions of this offer to exchange and the election form (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). The RSUs will be granted under the Plan in accordance with a specified exchange formula as described herein (the “exchange program”). Each RSU granted pursuant to the Offer represents the right to receive one share of our common stock when the RSU vests.

Unless we extend it, this offer will expire at 5:00 p.m. Pacific Daylight time on Monday, October 6, 2008. The RSUs will be granted after the expiration of the Offer and after we have accepted and cancelled the eligible awards tendered in the Offer.

Participation in the Offer is entirely voluntary. You are eligible to participate in the Offer if:

•	You are an active employee of MGM MIRAGE or one of our subsidiaries and have not submitted or received notice of termination of employment prior to the date on which we accept and cancel your Eligible Awards tendered in the exchange program and grant the RSUs;

•	The exercise price of your options or SARs are at least $43.25, (i.e., at least 33 1/3% greater than the closing price of our common stock on September 4, 2008 ($32.44), whether or not the options or SARs are vested (“Eligible Awards”)); and

•	Your options or SARs are outstanding on the expiration date of the Offer.

In this document, we use the terms “option” and “SAR” to mean a particular option or SAR granted on a specified date, at a specified exercise price and with a specified expiration date, so each Eligible Award will represent a particular option or SAR grant. You may tender for exchange all of your Eligible Awards or none at all. If you have more than one Eligible Award, you must make a separate election for each Eligible Award. If you elect to tender an Eligible Award for exchange, you must tender the entire outstanding portion of that Eligible Award tendered. We will not accept partial tenders of an Eligible Award.

If you validly tender Eligible Awards for exchange and cancellation, and such Eligible Awards are accepted and cancelled by us as described in the Offer, you will receive a number of RSUs calculated pursuant to exchange ratios set by the Compensation Committee of our Board of Directors for each separate group of Eligible Awards. There are 24 separate groups of Eligible Awards for the exchange program, with each group of Eligible Awards having the same grant date, exercise price and expiration date. Each group of Eligible Awards is set forth together with its applicable exchange ratio on Annex A to the Offer, as described in Section 2 — “Eligible Awards; Expiration Date.” In connection with the Offer, we are providing you with an election form that identifies your Eligible Awards, the applicable exchange ratio for each Eligible Award and the number of RSUs you will receive if you elect to participate in the exchange program. RSUs for each Eligible Award will be rounded down to the nearest whole number of shares, and, accordingly, will not be granted for fractional shares. All RSUs will be granted under the Plan and subject to an RSU agreement between you and MGM MIRAGE.

The weighted average exchange ratio for all Eligible Awards is 1 to 5.94, which means that participants will receive, on average, one new RSU for every 5.94 shares underlying Eligible Awards tendered for exchange.

Until RSUs have vested, they remain subject to restrictions on transfer and forfeiture on the same terms as the Eligible Awards for which they were exchanged. If and when RSUs vest, the underlying shares of common stock will be issued to you free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, MGM MIRAGE trading policies and any other applicable laws, rules or regulations. You will not be required to pay anything to receive the RSUs or shares pursuant to RSUs in connection with the Offer but we will satisfy any applicable tax withholding requirements by retaining from your RSUs that number of vested shares with a value equal to your applicable tax withholding.

The RSUs replacing unvested Eligible Awards will vest on the same dates that the underlying options or SARs would have otherwise vested, except that no RSUs will vest prior to July 1, 2009. All Eligible Awards that vest on or before July 1, 2009 will be exchanged for RSUs that vest on July 1, 2009. Restrictions regarding vesting of the RSUs will be set forth in an RSU agreement to be entered into as of the grant date between you and MGM MIRAGE and will be governed by the Plan. RSUs are not actual shares of stock and only represent the conditional right to receive shares of our common stock upon vesting. RSUs will not entitle you to have voting rights or any other rights of an MGM MIRAGE stockholder until the RSUs vest and you receive shares of our common stock.

The Offer is not conditioned on a minimum number of Eligible Awards being tendered or a minimum number of eligible employees participating, but is subject to the conditions described in Section 7 — “Conditions of the Offer.” We are not making the Offer, nor will we accept any tender of Eligible Awards from or on behalf of, eligible employees in any jurisdiction in which the Offer or the acceptance of any tender of Eligible Awards would not be in compliance with the laws of such jurisdiction but we may, in our discretion, take any action necessary for us to make the Offer in any such jurisdiction.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “MGM.” On September 4, 2008, the date used to compute the exchange ratios, the closing price of our common stock on the New York Stock Exchange was $32.44 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to tender your Eligible Awards.

See “Risk Factors” beginning on page 14 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Awards. There is no current trading market and no anticipated trading market for RSUs.

Although the Compensation Committee and our Board of Directors have approved the Offer, neither we nor our Board of Directors nor the Compensation Committee is making any recommendation to you as to whether or not you should tender your Eligible Awards. You must make your own decision as to whether to tender your Eligible Awards.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should direct questions about the Offer or requests for assistance or for additional copies of the Offer, the election form or other documents relating to the Offer to the MGM MIRAGE Stock Plan Service Center at 1-877-992-4644.

Offer to Exchange dated September 8, 2008.

IMPORTANT

If you want to exchange your Eligible Awards, you must complete, sign and date the election form we have provided to you and deliver the election form to us according to the instructions contained in this offer to exchange and the election form and we must have received the election form before the Offer expires. If you want to withdraw a previously delivered election form and remove your Eligible Awards from participating in the Offer, you must complete, sign and date a replacement election form electing to “decline” the specific Eligible Award that you are withdrawing and deliver the replacement election form before the Offer expires.

TO PROPERLY TENDER ELIGIBLE AWARDS, YOU MUST VALIDLY COMPLETE THE ELECTION FORM ELECTING TO EXCHANGE SUCH ELIGIBLE AWARDS AND NOT SUBSEQUENTLY CHANGE SUCH ELECTION.

Questions and requests for assistance may be directed to the MGM MIRAGE Stock Plan Service Center at 1-877-992-4644.

MGM MIRAGE is not making the Offer to, nor will it accept any tendered Eligible Awards from, employees in any jurisdiction where it would be illegal to do so. However, we may, in our discretion, take any actions necessary for us to make the Offer to employees in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE AWARDS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. You should read carefully the remainder of this document, the election form, the Plan and the applicable form of RSU agreement because the information in this summary is not exhaustive and may not include all of the information that is important to you. We have included references in the following summary to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

The summary is presented in question-and-answer format. The questions are grouped in the following categories:

•	How the Exchange Program Works

•	Background and Purpose of the Offer

•	Duration of the Offer

•	How to Elect to Participate

•	U.S. Federal Income Tax Considerations

•	How to Get More Information

References in this document to the “Company,” “we,” “us,” and “our” mean MGM MIRAGE. References to the “offer to exchange” mean this document and the accompanying cover letter and election form. References to the “Offer” or the “exchange program” mean the exchange program described in this offer to exchange.

How the Exchange Program Works

Q.1.  What is the Offer?

Beginning on Monday, September 8, 2008 and ending at 5:00 p.m., Pacific Daylight time, on Monday, October 6, 2008, unless we extend the Offer, each eligible employee (described in Question 2 below) may decide to exchange Eligible Awards (described in Question 3 below) for RSUs (described in Questions 8 and 11 — 15 below). The number of RSUs an eligible employee will receive in exchange for an Eligible Award will be determined by exchange ratios (described in Questions 9 and 10 below) applicable to the particular Eligible Award tendered by the employee and will cover fewer shares than are covered by the Eligible Awards exchanged in the exchange program. The RSUs replacing unvested Eligible Awards will vest on the same dates that the underlying options or SARs would have otherwise vested, except that no RSUs will vest prior to July 1, 2009. All Eligible Awards that vest on or before July 1, 2009 will be exchanged for RSUs that vest on July 1, 2009.

Participation in the Offer is voluntary. If you choose not to participate in the Offer, you will not receive RSUs and your outstanding options and SARs will remain outstanding in accordance with their current terms and conditions.

Q.2.	Only “eligible employees” may participate in the Offer. You are eligible to participate in the Offer if:

•	You are an active employee of MGM MIRAGE or one of our subsidiaries and have not submitted or received notice of termination of employment prior to the date on which we accept and cancel your Eligible Awards tendered in the exchange program and grant the RSUs;

•	The exercise price of your options or SARs is at least $43.25, i.e., at least 33 1/3% greater than $32.44, the closing price of our common stock on September 4, 2008, whether or not they are vested (“Eligible Awards”); and

•	Your options or SARs are outstanding on the expiration date of the Offer.

See Section 1 — “Eligibility”

Q.3.  What are Eligible Awards?

Only Eligible Awards may be exchanged in the Offer. Eligible Awards are outstanding stock options and SARs granted under the Plan having exercise prices that are equal to or greater than $43.25 (i.e., at least 33 1/3% greater than the closing price of our common stock on September 4, 2008 ($32.44)).

Other types of equity awards are not eligible for participation in the exchange program. You should review the election form provided to you in connection with the Offer. It lists all of your options and SARs granted under the Plan that are Eligible Awards. See Section 2 — “Eligible Awards; Expiration Date.”

Q.4.  Can I exchange Eligible Awards that I have already exercised?

No. The Offer applies only to the portion of an outstanding Eligible Award that remains exercisable. A portion of an Eligible Award grant that has been exercised is no longer outstanding. You should review the election form provided to you in connection with the Offer.

Q.5.  I have more than one Eligible Award. Can I elect to exchange only some of my Eligible Awards?

Yes. If you have more than one Eligible Award, you must make a separate election for each Eligible Award by checking the box “Exchange” corresponding to the Eligible Award that you want to exchange. If you elect to tender an Eligible Award for exchange, you must tender the entire outstanding portion of that Eligible Award. We will not accept partial tenders of an Eligible Award. See Section 2 — “Eligible Awards; Expiration Date.”

Q.6.  Can I exchange the remaining portion of an Eligible Award that I have already partially exercised?

Yes. If you previously exercised an Eligible Award in part, the remaining unexercised portion of the Eligible Award can be exchanged in its entirety under the exchange program.

Q.7.  Can I exchange both vested and unvested Eligible Awards?

Yes. You can exchange Eligible Awards whether they are vested or unvested. See Questions 14 — 16 below, which provide information on the vesting schedule that will apply to RSUs, and Section 9 — “Source and Amount of Consideration; Terms of RSUs.”

Q.8.  What are RSUs?

Restricted stock units are rights to acquire shares of MGM MIRAGE common stock. If you elect to participate in the Offer and receive RSUs, they will be granted at no cost to you.

RSUs granted pursuant to the Offer are not actual shares of our common stock. Rather, they represent the conditional right to receive shares of our common stock upon vesting at no cost to you. You will have to pay withholding taxes when the RSUs vest. We will satisfy any applicable withholding tax by retaining from your RSUs a number of vested shares with a value equal to your applicable tax withholding. RSUs are subject to forfeiture upon termination of service and to restrictions on transfer before they vest and the related shares are issued.

RSUs do not entitle you to vote at meetings or to receive dividends or to any other rights of an MGM MIRAGE stockholder. Once the RSUs have vested, you will become, and will have the rights of, an MGM MIRAGE stockholder with respect to those shares, and you may transfer or sell the shares, subject to required tax withholding and compliance with applicable securities laws, MGM MIRAGE trading policies and any other laws, rules and regulations.

Q.9.  If I participate, how many RSUs will I receive?

The number of RSUs you will receive in the exchange program for each Eligible Award is calculated pursuant to an exchange ratio set by the Compensation Committee of our Board of Directors for each group of Eligible Awards with the same grant date, exercise price and expiration date. There are 24 separate groups of Eligible Awards for the exchange program. Each specific group of Eligible Awards is set forth together with its applicable exchange ratio on the table attached as Annex A to this offer to exchange. See Section 2 — “Eligible Awards; Expiration Date.” In connection with the Offer, we are providing you with an election form that identifies your Eligible Awards, the applicable exchange ratio for each Eligible Award and the number of RSUs that you will receive for each Eligible Award if you elect to participate in the exchange program. RSUs granted for each Eligible Award will be rounded down to the nearest whole number and, accordingly, will not be granted for fractional shares.

The closing price of our common stock on September 4, 2008 was $32.44, so if you tender for exchange an Eligible Award consisting of SARs granted on April 17, 2006 with an exercise price of $43.37 per share covering 20,000 shares, then you would receive 5,012 RSUs in exchange for that Eligible Award. This amount is calculated by identifying the applicable exchange ratio for Eligible Awards on Annex A, which is 3.99 in this example, then dividing the number of shares underlying the Eligible Award by the applicable exchange ratio and rounding down to the nearest whole number.

The weighted average exchange ratio for all Eligible Awards is 1 to 5.94, which means that participants will receive, on average, one RSU for every 5.94 shares underlying Eligible Awards tendered for exchange.

Q.10.  How were the exchange ratios for Eligible Awards determined?

The Black-Scholes valuation model (a recognized and accepted method for determining the value of derivative securities like stock options and SARs) was used in the determination of the exchange ratios for each group of Eligible Awards listed in Annex A. In every case, Eligible Awards that you tender for exchange cover more shares of our common stock than the number of RSUs that you will receive in exchange for such Eligible Awards. See Section 2 — “Eligible Awards; Expiration Date.”

Q.11.  When and how will my RSUs be granted?

The RSUs will be granted promptly after the Offer expires and after we have accepted and cancelled the Eligible Awards tendered in the exchange program. Your RSUs will be evidenced by an RSU agreement between you and MGM MIRAGE. Promptly following the expiration date, we will send you the agreements for your RSUs. See Section 6 — “Acceptance of Eligible Awards for Exchange; Issuance of RSUs” and Section 9 — “Source and Amount of Consideration; Terms of RSUs.”

Q.12.  Do I have to pay any money to receive an RSU or shares pursuant to an RSU?

No. You do not have to pay any money to receive either RSUs granted pursuant to the Offer or shares issued pursuant to such RSUs upon vesting. However, we will retain from your vested RSUs shares with a value equal to the applicable tax withholding, and you will be responsible for paying all applicable taxes in connection with any subsequent sale of the shares received upon vesting of your RSUs. See Section 9 — “Source and Amount of Consideration; Terms of RSUs,” and Section 14 — “United States Federal Income Tax Consequences.”

Q.13.  What is the term of the RSUs?

The RSUs do not have an expiration date. They will automatically vest according to their vesting schedule. However, prior to vestiy, the RSUs will be subject to forfeiture on the same terms as the Eligible Awards for which they were exchanged. See Section 9 — “Source and Amount of Consideration; Terms of RSUs.”

Q.14.  When will the RSUs vest?

The RSUs will vest on the same dates that the underlying Eligible Awards would have otherwise vested, except that no RSUs will vest prior to July 1, 2009. All Eligible Awards which have vested or will vest on or before July 1, 2009 will be replaced by RSUs that vest on July 1, 2009.

For example, if your Eligible Awards consisted of SARs granted under the plan on December 4, 2006 and, based on the exchange ratio and number of SARs you held you receive 100 RSUs in the exchange program, your RSUs would vest as follows:

July 1, 2009:	40	(20 representing the SARs that were already vested as of October 6, 2008, and 20 representing the SARs that would have vested on December 4, 2008)
December 4, 2009:	20
December 4, 2010:	20
December 4, 2011:	20

Q.15.  What will I receive when my RSUs vest?

RSUs will be settled on a one-to-one basis in shares of MGM MIRAGE common stock except that we will satisfy any applicable withholding tax by withholding from your RSUs a number of vested shares with a value equal to your applicable tax withholding.

Q.16.	Will RSUs granted to executive officers that participate in the Offer have the same vesting terms?

Yes. All RSUs will be subject to the same vesting terms.

Q.17.  Must I participate in the Offer?

No. Participation is entirely voluntary. If you decide not to participate, you will keep all of your existing options and SARs, including your Eligible Awards, you will receive no RSUs under the exchange program and no changes will be made to the terms of any of your existing awards.

Q.18.  How should I decide whether or not to exchange my Eligible Awards for RSUs?

We are providing information to assist you in making your own informed decision, but neither we, nor the Compensation Committee nor the Board of Directors is making any recommendation as to whether you should or should not participate in the exchange program. You should consult your own legal counsel, accountant or financial advisor for further advice. We have not authorized anyone to provide you with additional information in this regard.

In evaluating the Offer, you should keep in mind that the future performance of our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our industry, the performance of our business and the risks and uncertainties set forth in our filings with the Securities and Exchange Commission (the “SEC”). We recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and our Current Reports on Form 8-K each of which have been filed with the SEC and are available at www.sec.gov and our website at www.mgmmirage.com, as well as other documents incorporated by reference in our Tender Offer Statement on Schedule TO of which this offer to exchange is a part. Each of these documents is available at no charge by contacting the MGM MIRAGE Stock Plan Service Center at 1-877-992-4644. For further information, see Section 10 — “Information Concerning MGM MIRAGE; Summary of Financial Information” and Section 17 — “Additional Information.”

Q.19.  Will our executive officers participate in the Offer?

The Offer is open to all eligible employees, including our executive officers. Some of our executive officers that hold Eligible Awards may participate in the Offer. For information on the number of shares underlying Eligible Awards held by each of our executive officers, please see Section 11— “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Any Securities of MGM MIRAGE.”

Q.20.  Can the Offer be modified?

Yes. Before the Offer expires, we may, in our discretion, extend, amend or modify the Offer and we may terminate the Offer if in our reasonable judgment any of the events described in Section 7 — “Conditions of the Offer” occurs. We will notify you if the Offer is terminated, amended, or modified in any material manner. See Section 15 — “Extension of Offer; Termination; Amendment.”

Q.21.  What if my employment with MGM MIRAGE ends before the RSUs are granted?

You must be an employee of MGM MIRAGE or one of our subsidiaries on the date the RSUs are granted in order to receive RSUs. If your employment with us terminates for any reason or you receive or submit a notice of termination after you tender Eligible Awards for exchange in the Offer, but before the tendered awards are accepted and cancelled and the RSUs are granted, your tender will automatically be deemed to be invalid and you will not participate in the exchange program. In that case, you will retain your outstanding options or SARs in accordance with their current terms and conditions and you may exercise them, if they are vested, in accordance with their terms during any period of time following termination of employment in which they remain exercisable. See Section 1 — “Eligibility.”

Participation in the Offer does not confer on you any right to remain an employee of MGM MIRAGE.

Q.22.	Are there other circumstances under which I would not be granted RSUs even after I have tendered my Eligible Awards and they are cancelled, and even if I continue to be otherwise eligible to receive RSUs?

While it is not likely, it is possible that even if we accept your tendered Eligible Awards, we will not issue RSUs to you if we are prohibited by applicable law or regulations from doing so. We will use all reasonable efforts to avoid such prohibition. See Section 13 — “Legal Matters; Regulatory Approvals” and Section 18 — “Miscellaneous.”

Q.23.  If I tender my Eligible Awards in the Offer, am I giving up my rights to them?

Yes. When you tender your Eligible Awards and we accept them for exchange, those Eligible Awards will be cancelled and you will no longer have any rights to them. See Section 1 — “Eligibility.”

Q.24.	What happens to my RSUs if my employment with MGM MIRAGE terminates after I receive them?

If your employment with MGM MIRAGE terminates for any reason, unvested RSUs will be, in most cases, immediately cancelled and forfeited. Certain of our executive officers who hold Eligible Award have employment agreements which provide, under certain circumstances, that such executive officer’s equity awards continue to vest for a specified period after employment terminates. See Section 11 “Interests of Directors and Officers; Transactions and Arrangements Concerning Any Securities of MGM MIRAGE.” Any shares of common stock that you receive upon vesting of your RSUs while you are an employee are yours to keep even after you leave MGM MIRAGE. See Section 9 — “Source and Amount of Consideration; Terms of RSUs.”

Q.25.	What happens to my RSUs if MGM MIRAGE merges with another company?

If we merge with another company, your RSU agreement will become the obligation of the new company and the terms of your RSUs will not change provided that if we are not the surviving entity, you will be entitled to receive, at the relevant vesting date and subject to the terms of the RSUs, the same shares, cash or other consideration payable in accordance with the terms of the merger.

Background and Purpose of the Offer

Q.26.  Why is MGM MIRAGE making the Offer?

We are making the Offer because, the outstanding options and SARs with exercise prices that are significantly higher than the current trading price of our common stock may be less effective incentives to retain and motivate our employees. We believe that, for eligible employees who accept the Offer, the RSUs granted in the Offer will help motivate and retain these employees and increase the competitiveness of our total compensation program. See Section 3 — “Purpose of the Offer.”

Q.27.	Why is MGM MIRAGE offering to exchange options and SARs for RSUs rather than repricing Eligible Awards or granting new options or SARs?

Our Compensation Committee considered a variety of alternatives to address the issue of the significant number of “underwater” options and SARs. Consistent with the trend at many peer companies to provide a portion of equity awards through full-value shares, the Compensation Committee concluded that the issue presented by the significant number of “underwater” options and SARs was best addressed by offering eligible employees the opportunity to exchange their “underwater” awards for RSUs. Offering option and SARs holders the choice of the more certain benefit associated with RSUs provides for a potentially greater retention incentive during the vesting period of the RSUs since the RSUs will continue to have value even in circumstances where the exercise price of the options and SARs was in excess of the trading price of our common stock. In addition, the Compensation Committee determined that by exchanging options and SARs for RSUs, we will reduce the number of shares of common stock subject to equity awards, thereby reducing potential dilution to our stockholders in the event of significant increases in the value of our common stock.

Q.28.	If I have already held my options or SARs through the required vesting periods, why are there additional vesting requirements?

Two of the principal purposes of our equity programs are to align the interests of our employees with those of our stockholders and to retain the services of these employees. We believe that the vesting schedules described in Question 14 will allow us to achieve these objectives.

Q.29.  Is MGM MIRAGE making any other changes to the Plan?

Yes. We are also amending the Plan to increase the number of shares available for future equity awards by 15 million. In addition, we are amending the 1997 Nonqualified Stock Option Plan to allow for net gain exercise provisions which will allow an optionee to tender no cash upon exercise and instead receive a number of shares with a value equal to the difference between the market price on the date of exercise and the exercise price of the option, less applicable tax withholding.

Q.30.  Is MGM MIRAGE making any recommendation about the Offer?

No. Neither we nor our Board of Directors nor the Compensation Committee is making any recommendation to eligible employees as to whether or not to accept the Offer. Although the Compensation Committee and the Board of Directors have approved the Offer, they recognize that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, including your personal preferences and circumstances. You should consult with your personal advisors if you have questions about your financial or tax situation as it relates to the Offer.

Q.31.  Is there any other information about MGM MIRAGE that I should consider?

Yes. Your decision as to whether to accept or reject the Offer should take into account the factors described in this offer to exchange, as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. In addition, before making your decision to tender your Eligible Awards, you should carefully review the information about

MGM MIRAGE discussed under “Risk Factors” in this offer to exchange and in Section 10 — “Information Concerning MGM MIRAGE; Summary Financial Information.” Section 17 — “Additional Information” explains where you can find additional information about MGM MIRAGE.

Duration of the Offer

Q.32.  How long do I have to decide whether to participate in the Offer?

You have until 5:00 p.m., Pacific Daylight Time, on Monday, October 6, 2008 to tender your Eligible Awards in the Offer, unless we extend the Offer for all eligible employees. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer at any time. We will issue a press release by 9:00 a.m., Eastern Daylight time, on the next business day after the previously scheduled expiration date if we decide to extend the Offer. See Section 15 — “Extension of Offer; Termination; Amendment.” We cannot assure you that the Offer will be extended or, if extended, for how long.

Q.33.	If the Offer is extended, how will the extension affect the date on which the RSUs will be granted?

If we extend the Offer and you elect to participate in it, you must properly tender any Eligible Awards you wish to exchange before the expiration of the extended offer period. Your properly tendered Eligible Awards will be accepted and cancelled, and your award of RSUs will be granted promptly following the extended expiration date if you remain an eligible employee at that time.

How to Elect to Participate

Q.34.  How do I tender my Eligible Awards for exchange?

If you are an eligible employee on the date that you choose to tender your Eligible Awards, you may tender your Eligible Awards at any time before the expiration date. An election form with information about your Eligible Awards accompanies this offer to exchange.

To validly tender your Eligible Awards, you must deliver a properly completed and duly executed election form and any other documents required by the election form by regular or overnight mail, by facsimile or by e-mail to:

Cathryn Santoro
Senior Vice President & Treasurer
MGM MIRAGE
3950 Las Vegas Boulevard South
Las Vegas, Nevada 89119
Fax: (702) 632-9881
mgmtreasury@mgmmirage.com

Your election form may be changed at any time before the expiration date by delivering a properly completed and duly executed replacement election form bearing a later date. If you decide to make a new election, including withdrawing a previously tendered Eligible Award or re-tendering a previously withdrawn Eligible Award, you must request from and submit to Ms. Santoro a new election form before the Expiration Date. Your Eligible Awards will not be considered tendered until we receive the properly completed and duly executed election form. We must receive your properly completed and duly executed election form by the expiration date. If you miss the deadline, you will not be permitted to participate in the Offer.

For more information about tendering your Eligible Awards, see Section 4 — “Procedures for Tendering Eligible Awards.”

Q.35.  If I elect to exchange my Eligible Awards by returning the election form, can I change my mind?

Yes. If you decide to participate and then change your mind, you may withdraw your any Eligible Awards that you have tendered at any time before 5:00 p.m., Pacific Daylight time, on the expiration date. If we extend the Offer beyond that time, you may withdraw your tendered Eligible Awards at any time until the extended expiration date. In addition, you may withdraw your Eligible Award at any time after midnight, Pacific time, on November 3, 2008 unless your Eligible Awards have been accepted as provided in the Offer.

To withdraw your tendered Eligible Awards, you must deliver a properly completed and duly executed replacement election form by regular or overnight mail, by facsimile or by e-mail to:

Cathryn Santoro
Senior Vice President & Treasurer
MGM MIRAGE
3950 Las Vegas Boulevard South
Las Vegas, Nevada 89119
Fax: (702) 632-9881
mgmtreasury@mgmmirage.com

A form of election notice has been provided to you accompanying this offer to exchange. Your tendered Eligible Awards will not be considered withdrawn until we receive your properly completed and duly executed replacement election form indicating which previously tendered Eligible Award is being withdrawn. If you then decide to make a new election, you must request a new election form from, and submit a new election form to, Ms. Santoro before the expiration date.

For more information about your withdrawal rights, see Section 5 — “Withdrawal Rights.”

Q.36.  What will happen if I do not return my election form by the deadline?

If you do not return your election form by the deadline, then you will be considered to have declined the election to exchange and all Eligible Awards you hold will remain in full force and effect at their original exercise price and on their original terms and conditions and you will not receive any RSUs in the exchange program.

Q.37.  What if I elect not to tender my Eligible Awards for exchange in the Offer?

If you prefer not to tender your Eligible Awards for exchange in the Offer, you do not need to return any forms to us. In that case, your Eligible Awards will remain in full force and effect at their original exercise price and on their original terms and conditions, and you will not receive any RSUs in the exchange program.

U.S. Federal Income Tax Considerations

Q.38.  Will I owe taxes if I exchange my Eligible Awards in the Offer?

You should consult your own financial or tax advisor, but generally there should be no adverse tax consequences to eligible employees arising from participation in the exchange program. See Section 14 — “United States Federal Income Tax Consequences.” However, when your RSUs vest and you receive shares of our common stock, you will recognize income for U.S. federal income tax purposes, at which time you will be responsible for withholding taxes. We intend to automatically withhold otherwise distributable shares of common stock to you when the RSUs vest to satisfy the tax withholding obligations.

How to Get More Information

Q.39.	What if I have any questions regarding the Offer, or if I need additional copies of this offer to exchange or any documents referred to in this offer to exchange?

If you have any questions regarding the Offer, please direct them to the MGM MIRAGE Stock Plan Service Center at 1-877-992-4644. You can find additional copies of the offer to exchange or any other related documents filed as exhibits to our Tender Offer Statement on Schedule TO available on the SEC website at www.sec.gov. For further information, see Section 17 — “Additional Information.”

RISK FACTORS

Participation in the Offer involves a number of potential risks and uncertainties, including those described below. The risks and uncertainties below and the risks and uncertainties set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 29, 2008 and incorporated herein by reference; our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 12, 2008 and incorporated herein by reference; and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 11, 2008 and incorporated herein by reference, highlight the material risks of participating in the Offer. Eligible employees should consider these risks and uncertainties, among other things, and are encouraged to speak with a financial, tax or legal advisor as necessary before deciding whether or not to participate in the Offer. In addition, we urge you to read all of the materials relating to the Offer before deciding whether or not to tender your Eligible Awards for exchange.

Economic Risks

You may lose the potential benefit of any Eligible Awards that you tender in the Offer.

If our stock price increases after the date that your tendered Eligible Awards are cancelled, your cancelled Eligible Awards might have been worth more than the RSUs that you receive in exchange for them. We cannot predict the market price of our common stock. It is possible over time that options or SARs that you tender for exchange would have had a greater or lesser value than the RSUs that you receive in the Offer.

Regardless of the vested status or remaining vesting schedule of the Eligible Awards that you tender, your RSUs will be subject to a new vesting schedule. No RSU will vest before July 1, 2009. Even if your Eligible Award is already vested or would vest before July 1, 2009, RSUs granted in exchange for such Eligible Awards will vest on July 1, 2009. If the employment of a holder of RSUs received in exchange for Eligible Awards which would have vested, in whole or in part, before July 1, 2009 terminates before July 1, 2009, generally the holder will lose the right to receive shares of common stock underlying any RSUs received in the Offer for the surrendered vested Eligible Awards. Certain of our executive officers who hold Eligible Award have employment agreements which provide, under certain circumstances, that such executive officer’s equity awards continue to vest for a specified period after employment terminates. See Section 11 “Interests of Directors and Officers; Transactions and Arrangements Concerning Any Securities of MGM MIRAGE.”

Tax-Related Risks

If you are a resident of the United States but subject to foreign tax laws, there may be tax and social insurance consequences for participating in the Offer.

If you are residing in the United States but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult your own tax advisors to discuss these consequences.

Business-Related Risks

For a discussion of risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

THE OFFER

Section 1.  Eligibility.

You are eligible to participate in the Offer (an “eligible employee”) if you are an active employee of MGM MIRAGE or one our subsidiaries on the date the Offer is made, you hold Eligible Awards (as defined below in Section 2 — “Eligible Awards; Expiration Date”) and you remain an employee as of the date we accept and cancel Eligible Awards tendered to us in the exchange program and grant the RSUs.

An employee who is on an authorized leave of absence and is otherwise an eligible employee on such date will be eligible to tender Eligible Awards prior to the Expiration Date (as defined below in Section 2 — “Eligible Awards; Expiration Date”). If you tender your Eligible Awards and they are accepted and cancelled in the Offer and you are on an authorized leave of absence on the grant date, you will be entitled to a grant of RSUs on that date as long as you are otherwise eligible to receive RSUs on such date. Leave is considered “authorized” if it was approved in accordance with the policies or practices of MGM MIRAGE.

You must be an employee of MGM MIRAGE or one of our subsidiaries on the date the RSUs are granted in order to receive RSUs. If your employment with us terminates for any reason or you receive or submit a notice of termination after you have tendered Eligible Awards for exchange in the Offer and after the expiration, but before the tendered awards are accepted and cancelled and the RSUs are granted, your tender automatically will be deemed invalid and you will not participate in the Exchange Program. In that case, you will retain your outstanding options and SARs in accordance with their current terms and conditions, and you may exercise them, to the extent they are vested, in accordance with their terms during any period of time that they remain exercisable after your employment terminates.

Participation in this offer does not confer upon you the right to remain an employee of MGM MIRAGE.

Section 2.  Eligible Awards; Expiration Date.

Upon the terms and subject to the conditions described in this offer to exchange, we are offering eligible employees the opportunity to exchange their Eligible Awards which are properly tendered in accordance with Section 4 — “Procedures for Tendering Eligible Awards,” and not validly withdrawn pursuant to Section 5 — “Withdrawal Rights,” before the “expiration date” (as defined below) in return for RSUs, the terms of which are more fully described in Section 9 — “Source and Amount of Consideration; Terms of RSUs.” The Eligible Awards consist of all outstanding options and SARs granted under the Plan that have an exercise price equal to or greater than $43.25, i.e., at least 33 1/3% greater than $32.44, the closing price of our common stock on September 4, 2008. The election form provided to you in connection with this offer to exchange lists your Eligible Awards.

All RSUs issued upon completion of the exchange program and in accordance with the terms of this offer will be granted under the Plan in accordance with its terms and the terms of the applicable award agreement.

As of September 4, 2008, outstanding options to purchase shares of our common stock and SARs covering shares of our common stock totaled 27,717,804, and 1,192,883 shares of common stock were available for future award grants under the Plan. Of the outstanding awards, as of September 4, 2008, options and SARs covering 4,747,000 shares of common stock constituted Eligible Awards under the exchange program. These Eligible Awards are held by 271 eligible employees.

If you want to participate in the offer, you may tender all or none of your Eligible Awards. If you have more than one Eligible Award, you must make a separate election for each Eligible Award. If you elect to tender an Eligible Award for exchange, you must tender the entire outstanding portion of that Eligible Award. We will not accept partial tenders of an Eligible Award. If you tender your Eligible Awards and we accept them following the expiration of the Offer, they will be cancelled and you will no longer have any rights to them.

If your Eligible Awards are properly tendered and cancelled in the Offer and you are entitled to receive RSUs, you will receive a number of RSUs calculated pursuant to exchange ratios set by the Compensation Committee of our Board of Directors for each outstanding group of Eligible Awards with the same grant date, exercise price and expiration date. The groups of identical Eligible Awards and their applicable exchange ratios are set forth on Annex A to this offer to exchange.

The exchange ratio for a particular group of eligible awards is the ratio that determines the number shares of common stock which must underlie an Eligible Award in order to receive one RSU. We will not issue RSUs for any fractional shares of stock. Accordingly, RSUs for each Eligible Award will be rounded down to the nearest whole number of shares.

The election form provided to you in connection with this offer to exchange lists all of your Eligible Awards, the applicable exchange ratio for each Eligible Award and the number of RSUs you will receive for each Eligible Award if you elect to participate in the Offer. You must make a separate election for each Eligible Award by checking the “Exchange” box corresponding to the applicable Eligible Award.

The Black-Scholes valuation model (a recognized and accepted method for determining the value of derivative securities like stock options and SARs) was used in the determination of the exchange ratios for the groups of Eligible Awards shown in Annex A. The Black-Scholes model uses the following factors: (i) stock price, (ii) exercise price of the option or SAR, (iii) expected life of the option or SAR, (iv) volatility of our stock price, (v) risk-free interest rate and (vi) expected dividend yield of our stock. Some factors are objectively determinable, while others, such as volatility and estimated remaining term require judgment. Volatility estimates were developed using the historical volatility of our stock price while estimates of the remaining term of the Eligible Awards was assumed to be approximately 64% of the remaining contractual life of the Eligible Awards. In applying the Black-Scholes model to value the Eligible Awards, the factors that varied among the Eligible Awards were the exercise prices, risk-free interest rates, volatility and expected lives, while the stock price and expected dividend yield were common to our valuation of all Eligible Awards. For purposes of determining the exchange ratios, the Black-Scholes values were calculated using the following assumptions:

For outstanding options and SARs to be tendered in the exchange program — Original exercise price equal to each grant’s original exercise price; trading price of our common stock of $32.44 per share as of September 4, 2008; expected lives ranging from 2.5 to 4.3; expected dividend yield of 0%; expected volatility ranging from 43% to 50%; and risk-free interest rates from 2.5% to 2.9%.

For RSUs to be granted in the exchange program — The closing trading price of our common stock of $32.44 per share as of September 4, 2008.

The exchange ratios used in the Offer have been approved by our Compensation Committee pursuant to the authority granted by our Board of Directors.

The Offer is scheduled to expire at 5:00 p.m., Pacific Daylight time, on Monday, October 6, 2008, referred to as the “expiration date,” unless we, in our sole discretion, extend the period of time the Offer will remain open. If we extend the period of time during which the Offer remains open, the expiration date will mean the latest time and date at which the Offer expires. See Section 15 — “Extension of Offer; Termination; Amendment” for a description of our rights to extend, terminate, modify and amend the Offer.

Section 3.  Purpose of the Offer.

We are making the Offer because the outstanding options and SARs with exercise prices that are significantly higher than the current trading price of our common stock may be less effective incentives to retain and motivate our employees. We believe that, for eligible employees who accept the Offer, the RSUs granted in the Offer will help motivate and retain those employees and increase the competitiveness of our total compensation program.

We obtained stockholder approval to amend the Plan to permit the exchange program through the written consent of our majority stockholder.

The Offer is a one-time opportunity, and we do not expect to offer this opportunity again in the future. We can provide no assurance as to the market price of our common stock at any time in the future.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, and other than transactions among or between us and our affiliates, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction such as a merger, reorganization or liquidation, involving us or our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

•	any material change in our present dividend rate or policy, indebtedness or capitalization;

•	any change in our present Board of Directors or executive officers, including, but not limited to, any plans or proposals to change the number or the term of the directors or to fill any vacancies or to change the material terms of any executive officer’s employment contract;

•	any other material change in our corporate structure or business;

•	the delisting of our common stock on the New York Stock Exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our Compensation Committee nor our Board of Directors are making any recommendation as to whether or not you should tender your Eligible Awards, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own financial, tax and legal advisors. You must make your own decision whether or not to tender your Eligible Awards for exchange.

Section 4.  Procedures for Tendering Eligible Awards.

If you are an eligible employee, you may tender your Eligible Awards at any time before the expiration date, which is Monday, October 6, 2008 at 5:00 p.m., Pacific Daylight time. If we extend the Offer, you may tender your Eligible Awards at any time until the extended expiration date. We will not accept partial tenders of an Eligible Award. If you have more than one outstanding Eligible Award grant, you must tender the outstanding portion for each Eligible Award tendered but you do not have to tender each of your Eligible Awards to participate in the Offer.

Proper Tender of Eligible Awards.

To validly tender your Eligible Awards pursuant to the Offer you must, in accordance with the terms of the election form accompanying this offer to exchange, deliver a properly completed and duly executed election form by regular or overnight mail, by facsimile or e-mail to:

Cathryn Santoro
Senior Vice President & Treasurer
MGM MIRAGE
3950 Las Vegas Boulevard South
Las Vegas, Nevada 89119
Fax: (702) 632-9881
mgmtreasury@mgmmirage.com

Your election may be changed at any time before the expiration date by delivering a new properly completed election form bearing a later date. You may request a new election form from, and submit a new election form to, Ms. Santoro before the expiration date.

Generally, you will not be required to return your award agreements relating to any tendered Eligible Awards, as they will be automatically cancelled if we accept your Eligible Awards for exchange.

Your Eligible Awards will not be considered tendered until we receive a properly completed and duly executed election form and such tendered Eligible Awards are not subsequently withdrawn before the expiration date. We must receive your properly completed and duly executed election form before the offer expires at 5:00 p.m., Pacific Daylight Time, on Monday, October 6, 2008. If you miss this deadline, you will not be permitted to participate in the Offer. We will only accept delivery of the signed election form by regular or overnight mail, by facsimile or by e-mail. Delivery by hand or intra office mail will not be accepted.

If you send us an executed election form, you may confirm that your documents have been received by sending an e-mail to mgmtreasury@mgmmirage.com. We intend to confirm receipt of your executed election form within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have properly received your completed forms.

The method of delivery is at your own option and risk. You are responsible for making sure that the election form is delivered in accordance with the instructions above and accompanying the election form. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your election form on time.

Determination of Validity; Rejection of Eligible Awards; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our sole discretion, the number of shares subject to an Eligible Award and all questions as to form of documents and the validity, form, eligibility (including time of receipt and employment status) and acceptance of any tender of an Eligible Award. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of Eligible Awards that we determine are not in the appropriate form or that we determine are unlawful to accept or are not timely tendered. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Award or any particular eligible employee. No tender of an Eligible Award will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. We will endeavor to promptly notify you in writing if we deem your tender invalid for any reason prior to the expiration date of the Offer. Nonetheless, neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. We intend to strictly enforce the timeliness requirement for tenders and other conditions to a valid tender.

Our Acceptance Constitutes an Agreement.

Your tender of an Eligible Award pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer and will be controlling, absolute and final, subject to your withdrawal rights described under Section 5 — “Withdrawal Rights” and our acceptance of your tendered Eligible Awards in accordance with Section 6 — “Acceptance of Eligible Awards for Exchange; Issuance of RSUs.” Our acceptance for exchange of Eligible Awards tendered by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

Subject to our rights to terminate, extend, modify and amend the Offer (see Section 15 — “Extension of Offer; Termination; Amendment”), we currently expect that we will accept promptly after the expiration of the Offer all properly tendered Eligible Awards that have not been validly withdrawn.

Section 5.  Withdrawal Rights.

You may withdraw your tendered Eligible Awards only in accordance with the provisions of this Section 5. You may withdraw your tendered Eligible awards at any time before the Offer closes at 5:00 p.m., Pacific Daylight time, on Monday, October 6, 2008. If we extend the Offer beyond that time, you may withdraw your tendered Eligible Awards at any time until the extended expiration date.

In addition, you may withdraw any tendered Eligible Awards at any time before midnight, Pacific Standard time, on November 3, 2008, unless the Eligible Awards have been accepted as provided in the Offer. If you want to withdraw any of your tendered Eligible Awards, you must indicate whether you are withdrawing all of your tendered Eligible Awards or just a particular Eligible Award by checking the “Decline” box for the Eligible Award that you are withdrawing. Please note that just as you may not tender only part of an Eligible Award, you may not withdraw your election with respect to just a portion of an Eligible Award. Accordingly, if you elect to withdraw a previously tendered Eligible Award, you must reject the Offer with respect to all of that particular Eligible Award.

If your employment with us terminates for any reason or you receive or submit a notice of termination after you have tendered Eligible Awards for exchange in the Offer, but before the tendered awards are accepted and cancelled and the RSUs are granted, your tender will automatically be deemed withdrawn and you will not participate in the exchange program. In that case, you will retain your outstanding options and SARs in accordance with their current terms and conditions, and you may exercise your options and SARs to the extent they are vested at the time of your termination of employment, but only during the period for which those awards remain exercisable pursuant to the applicable award agreement following your termination.

To validly withdraw tendered Eligible Awards, you must, in accordance with the terms of the election form accompanying this offer to exchange, deliver a properly completed and duly executed replacement election form by regular or overnight mail, by facsimile or by e-mail to:

Cathryn Santoro
Senior Vice President& Treasurer
MGM MIRAGE
3950 Las Vegas Boulevard South
Las Vegas, Nevada 89119
Fax: (702) 632-9881
mgmtreasury@mgmmirage.com

Your tendered Eligible Awards will not be considered withdrawn until we receive your properly completed and duly executed replacement election form. We must receive your properly completed and duly executed replacement election form by 5:00 p.m., Pacific Daylight time, on the expiration date. If you miss this deadline, any validly tendered Eligible Awards that we accept will be cancelled and exchanged pursuant to the Offer. We will only accept delivery of the signed replacement election form by regular or overnight mail, by facsimile or by e-mail.

The method of delivery is at your own option and risk. You are responsible for making sure that the replacement election form is delivered in accordance with the instructions above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your replacement election form on time.

Any Eligible Awards you withdraw will thereafter be deemed not properly tendered for purposes of the Offer unless and until you properly re-tender those Eligible Awards before the expiration date by again following the procedures described in Section 4 — “Procedures for Tendering Eligible Awards.” You may change your election to exchange as often as you wish until 5:00 p.m., Pacific Daylight time, on the expiration date.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any replacement election form, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of replacement election forms to withdraw tendered Eligible Awards. Our determination of these matters will be final and binding.

Section 6.  Acceptance of Eligible Awards for Exchange; Issuance of RSUs.

Upon the terms and subject to the conditions of the Offer, and promptly following the expiration of the Offer, we will accept for exchange and cancel all properly tendered Eligible Awards that have not been withdrawn by the expiration date. Once your Eligible Awards are cancelled, you will no longer have any rights with respect to them. RSUs will be granted as of the date of our acceptance and cancellation of tendered Eligible Awards. If we accept and cancel Eligible Awards properly tendered after Monday, October 6, 2008, or if we extend the date by which we must accept and cancel options and SARs properly tendered for exchange, the time in which the RSUs will be granted will be similarly delayed.

If your Eligible Awards are properly tendered for exchange and accepted by us, subject to the terms of the Offer, we will cancel your tendered Eligible Awards, and you will be granted RSUs on the first business day after the Offer expires. Grant documents for the RSUs will be sent, or otherwise made available, to you thereafter.

If you cease to be an eligible employee at any time during the Offer, including the date the RSUs are granted, your election to participate in the Offer will be automatically voided and your existing Eligible Awards will remain outstanding and exercisable in accordance with their terms, notwithstanding any action we may have taken to cancel the Eligible Awards or issue RSUs.

For purposes of the Offer, we will be deemed to have accepted for exchange Eligible Awards that are validly tendered and not properly withdrawn when we give notice to the eligible employees of our acceptance. We intend to give notice of our acceptance, which may be made by e-mail, facsimile or press release, promptly following the expiration date.

Section 7.  Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept any Eligible Awards tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Awards tendered for exchange, in each case subject to rules promulgated under the Exchange Act, if at any time on or after September 8, 2008 and prior to the expiration date, any of the following events has occurred that in our reasonable judgment makes it inadvisable to proceed with the Offer or with the acceptance for exchange:

(a) (i) any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, would adversely affect the extension of credit by banks or other financial institutions, (iii) a change of 10% or more in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor, (iv) the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States, (v) any decrease of 10% or more, measured from the close of trading on September 5, 2008 (the last trading day prior to the commencement of the Offer), in the market price for the shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, Nasdaq Composite Index, Dow Jones Industrial Average or the S&P 500 Composite Index, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

(b) any threatened, instituted or pending action, proceeding, application or counterclaim by any person unrelated to us or by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, including any gaming commission or other entities regulating the gaming industry, that:

(i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the cancellation of some or all of the Eligible Awards tendered for exchange, the issuance of new RSUs or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer;

(iii) otherwise directly or indirectly relates to the Offer or which otherwise, in our reasonable judgment, might adversely affect MGM MIRAGE or any of our subsidiaries or affiliates or the value of our common stock.

(c) any action is threatened, pending or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i) make it illegal for us to accept some or all of the tendered Eligible Awards for exchange, or to issue some or all of the RSUs, or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

(ii) delay or restrict our ability, or render us unable, to accept the tendered Eligible Awards for exchange or to grant RSUs for some or all of the tendered Eligible Awards;

(iii) materially impair (such as by increasing the accounting costs of the Offer to us) the contemplated benefits of this offer to us; or

(iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair the contemplated future conduct of our business;

(d) any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of MGM MIRAGE or any of our subsidiaries or affiliates, including as a result of changes in law or accounting principles, or there is a governmental, legal or regulatory action or proceeding that, in our reasonable judgment, has a material adverse effect on us or the value of the shares or materially impairs the benefits, or materially increase the burden, of the Offer to us or we shall have become aware of any fact that, in our reasonable judgment, will have such effect;

(e) a tender or exchange offer for any or all of our outstanding shares, or any merger, acquisition, business combination or other similar transaction with or involving MGM MIRAGE or any of its subsidiaries, has been announced or made by any person or has been publicly disclosed;

(f) legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or Senate or is pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

(g) any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the cancellation of Eligible Awards and the grant of RSUs, including any gaming commission or other entities regulating the gaming industry, or (ii) otherwise would reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our respective subsidiaries or affiliates;

(h) we learn that:

(i) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before September 5, 2008); or

(ii) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before September 5, 2008 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of MGM MIRAGE’s outstanding shares other than as a result of this Offer;

(iii) any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire MGM MIRAGE or any of its shares of common stock, or has made a public announcement reflecting an intent to acquire MGM MIRAGE or any of its subsidiaries or any of their assets or securities;

(iv) any approval, permit, authorization, favorable review or consent of any governmental, administrative or regulatory entity, agency or authority with jurisdiction, including the regulatory approvals described in Section 13, over the Offer or we or our affiliates, shall not have been obtained on satisfactory terms in our reasonable discretion; which, in our reasonable judgment, in any such case, and regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment.

The conditions to the Offer are for our sole benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date of the Offer. We may waive them, in whole or part, at any time and from time to time before the expiration date of the Offer, in our reasonable discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Any determination by us concerning the events described above will be final and binding on all persons.

Section 8.  Price Range of Common Stock Underlying Eligible Awards

Price Range of Common Stock Underlying Eligible Awards.  Outstanding Eligible Awards give eligible employees the right to acquire shares of our common stock on certain conditions. There is no established trading market for Eligible Awards to acquire shares of our common stock. Our common stock is listed for trading on the New York Stock Exchange under the symbol “MGM.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock as reported on the New York Stock Exchange.

	High	Low

Fiscal year ended December 31, 2006
First quarter	$43.43	$35.26
Second quarter	46.15	38.14
Third quarter	40.92	34.20
Fourth quarter	59.51	39.82
Fiscal year ended December 31, 2007
First quarter	75.28	56.40
Second quarter	87.38	61.17
Third quarter	91.15	63.33
Fourth quarter	100.50	80.50
Fiscal year ending December 31, 2008
First quarter ending March 31, 2008	84.92	57.26
Second Quarter ending June 30, 2008	62.90	33.00
Third Quarter (through September 5, 2008)	38.49	21.65

On September 5, 2008, the last full trading day before the Offer began, the last reported sales price of the shares reported by the New York Stock Exchange was $32.62 per share.

We urge you to obtain a current market price for our common stock before deciding whether or not to tender your Eligible Awards.

Dividends.  MGM MIRAGE has not paid dividends on its shares since the first quarter of 2000, and it currently intends to retain its earnings to, among other things, fund the operation of its business, service and repay its debt and make strategic investments, including, but not limited to, repurchase of its outstanding shares.

Section 9.  Source and Amount of Consideration; Terms of RSUs

Consideration.  Subject to the terms of the Offer and any applicable laws and regulations, we will issue RSUs under the Plan in exchange for outstanding Eligible Awards validly tendered for exchange by eligible employees and accepted by us. Using the exchange ratios set forth in Annex A, we will determine the number of RSUs that will be granted to each eligible employee who has tendered Eligible Awards that are accepted for exchange. The number of shares underlying RSUs will be rounded down to the nearest whole share on an Eligible Awards basis. Accordingly, RSUs will not be issued for fractional shares. Your individual award statement sets forth the aggregate number of RSUs you will receive for all of your Eligible Awards if you elect, and are eligible, to participate in the Offer.

The exchange ratio was determined according to a formula that is intended to provide participating employees with RSUs having an estimated fair value (calculated as of September 4, 2008) equal to the estimated fair value of their surrendered Eligible Awards (calculated as of September 4, 2008) based upon the assumptions described in Section 2 — “Eligible Awards; Expiration Date.” We calculated the values of the surrendered Eligible Awards using the Black-Scholes valuation model. The number of shares subject to each RSU was determined by (a) calculating an exchange ratio equal to the value of the RSU divided by the value of the Eligible Award exchanged for that RSU, calculated as of September 4, 2008, and (b) by dividing the number of shares subject to Eligible Awards by the applicable exchange ratio, rounding down if necessary, to eliminate any fractional share.

If we receive and accept tenders of all currently outstanding Eligible Awards, we expect that we will issue RSUs covering an aggregate of 799,705 shares of our common stock. The shares underlying Eligible Awards that are tendered for exchange, accepted and cancelled by us will be returned to the Plan and will become available for future awards.

How SARs and Options Differ from RSUs.  The principal difference between SARs or options and RSUs is that when the market price of the underlying shares declines below the applicable exercise price, as it has in the case of the Eligible Awards, the options or SARs have no realizable value. In contrast, RSUs continue to have value even if the market price of our common stock has declined below its value at the time of grant.

The Eligible Awards you now hold may have greater potential value if our common stock increases significantly because there are more shares underlying each such award than there will be subject to RSUs that you would receive in the Offer. The RSUs you would receive if you choose to participate in the Offer could have greater value if our common stock does not increase significantly because you will not have to pay anything to receive shares pursuant to RSUs.

Terms of RSUs.  The terms of the RSUs will be identical to those of the Eligible Awards for which they are exchanged except that (i) the RSU is expected to be granted on the first business day after the expiration of the Offer; (ii) the number of shares underlying the RSUs will be less than the number of shares underlying the exchanged Eligible Awards and will be determined as described above; (iii) RSUs that are granted for exchanged vested Eligible Awards will vest on July 1, 2009; and (iv) RSUs that are granted for exchanged unvested eligible awards will vest on the same dates that the underlying Eligible Awards would have otherwise vested, except that no RSUs will vest prior to July 1, 2009.

The terms and conditions of your Eligible Awards are set forth in the respective RSU grant documents evidencing those grants and in the Plan. The description of the RSUs set forth herein is only a summary of some of the material provisions of the RSU grant documents and the Plan under which they will be granted but it is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the applicable RSU grant documents and the Plan. These documents have been included as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this document is an exhibit).

Registration of Underlying Shares.  The shares of our common stock that may be issued pursuant to any RSUs granted in connection with the exchange program have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of MGM MIRAGE, you will generally be able to sell the vested shares you receive pursuant to your RSUs free of any transfer restrictions under applicable U.S. securities laws.

Section 10.  Information Concerning MGM MIRAGE; Summary Financial Information

About MGM MIRAGE.  MGM MIRAGE is a Delaware corporation, incorporated on January 29, 1986. As of September 4, 2008, approximately 53.8% of the outstanding shares of the MGM MIRAGE’s common stock were owned by Tracinda Corporation, a Nevada corporation (“Tracinda”).

MGM MIRAGE is one of the world’s leading development companies with significant holdings in gaming, hospitality and entertainment. It owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, New Jersey, Illinois and Macau. MGM MIRAGE is planning and developing major casino and non-casino resorts, separately and with partners, in Las Vegas, Atlantic City, the People’s Republic of China and Abu Dhabi, U.A.E.

MGM MIRAGE’s principal executive office is located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and its telephone number is (702) 693-7120.

Financial Information.  Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which are incorporated by reference in the Schedule TO of which this offer to exchange is a part. Please see Section 17 — “Additional Information” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

	Years Ended December 31,				Six Months Ended June 30,
	2006		2007		2007		2008
	(In thousands, except per share data and ratios)

Income Statement Data:
Net revenues	$7,175,956		$7,691,637		$3,865,851		$3,779,352
Operating income	1,758,248		2,863,930		914,106		675,072
Income from continuing operations	635,996		1,400,545		345,908		231,447
Net income	648,264		1,584,419		528,345		231,447
Basic earnings per share
Income from continuing operations	$2.25		$4.88		$1.22		$0.82
Net income per share	$2.29		$5.52		$1.86		$0.82
Weighted average number of shares	283,140		286,809		283,933		283,205
Diluted earnings per share
Income from continuing operations	$2.18		$4.70		$1.17		$0.79
Net income per share	$2.22		$5.31		$1.79		$0.79
Weighted average number of shares	291,747		298,284		295,402		291,508
Other Financial Data:
Ratio of earnings to fixed charges	1.96	x	3.16	x	1.90	x	1.85	x
Balance Sheet Data (end of period):
Current assets	$1,514,751		$1,125,815		$932,113		$941,821
Noncurrent assets	20,631,487		21,601,871		22,566,058		22,189,290
Current liabilities	1,648,100		1,724,687		1,825,812		1,287,261
Noncurrent liabilities	16,648,589		14,942,296		17,341,265		16,757,535
Stockholders’ equity	3,849,549		6,060,703		4,331,094		5,086,315
Stockholders’ equity per share	$13.56		$20.63		$15.24		$18.41
Number of shares outstanding	283,909		293,769		284,243		276,333

Section 11.	Interests of Directors and Officers; Transactions and Arrangements Concerning Any Securities of MGM MIRAGE

Our executive officers who hold Eligible Awards are eligible to participate in the Offer on the same terms and conditions as all eligible employees. As of September 4, 2008, our executive officers held equity awards covering 7,559,187 shares of our common stock, or approximately 27% of the total number of shares underlying all outstanding equity awards. As of September 4, 2008, these individuals held Eligible Awards covering 472,500 shares of our common stock, or approximately 10% of the total number of shares underlying all outstanding Eligible Awards.

Assuming maximum participation by all eligible employees, including executive officers, these executive officers would hold approximately 8% of the RSUs granted in connection with the Offer. Non-employee directors are not eligible to participate in the Offer.

The following table sets forth, as of September 4, 2008, the names of the members of our Board of Directors and executive officers, their positions, the number of shares subject to outstanding stock options and SARs beneficially owned by each director or executive officer under the Plan and the MGM MIRAGE 1997 Non-Qualified Stock Option Plan (collectively, the “Plans”) and the percentage such options and SARs represent of all shares subject to outstanding options and SARs granted under the Plans:

				Percentage of all
		Shares Subject to		Shares Subject to
		Options and SARs		Outstanding Options
		Granted Under		and SARs Under
Name and Address(1) Position	Position	the Plans		the Plans(2)

Robert H. Baldwin	Director, Chief Design and Construction Officer of MGM MIRAGE and President and Chief Executive Officer of City Center	1,167,187		4.2%
Willie D. Davis	Director	99,750		*
Kenny G. Guinn	Director	40,000		*
Alexander M. Haig Jr.	Director	128,000		*
Alexis Herman	Director	85,000		*
Ronald Hernandez	Director	95,000		*
Gary N. Jacobs	Director, Executive Vice President, General Counsel, and Secretary of MGM MIRAGE	917,800		3.3%
Kirk Kerkorian	Director	—		*
J. Terrence Lanni	Chairman and Chief Executive Officer of MGM MIRAGE	1,660,000		6.0%
Anthony Mandekic	Director	60,000		*
Rose McKinney-James	Director	69,000		*
James J. Murren	Director, President and Chief Operating Officer of MGM MIRAGE	2,500,000		9.0%
Daniel J. Taylor	Director	60,000		*
Melvin B. Wolzinger	Director	113,000		*
Daniel D’Arrigo	Executive Vice President and Chief Financial Officer	362,000	(3)	1.3%
Aldo Manzini	Executive Vice President and Chief Administrative Officer	200,000	(4)	*
Robert Selwood	Executive Vice President and Chief Accounting Officer	271,000	(5)	*
Alan Feldman	Senior Vice President — Public Affairs	68,000		*
Bruce Gebhardt	Senior Vice President — Global Security	39,000		*
Phyllis A. James	Senior Vice President and Senior Counsel	79,200	(6)	*
Punam Mathur	Senior Vice President — Corporate Diversity and Community Affairs	16,000		*
John McManus	Senior Vice President, Assistant General Counsel, and Assistant Secretary	82,000	(7)	*
Shawn Sani	Senior Vice President — Taxes	127,000		*
Cathy Santoro	Senior Vice President — Treasurer	70,000		*

*	Less than 1%.

(1)	The address for the persons listed is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(2)	Based on 27,717,804 shares subject to outstanding options and SARs under the Plan as of September 4, 2008.

(3)	Of these, 150,000 are Eligible Awards.

(4)	All of these are Eligible Awards.

(5)	Of these, 75,000 are Eligible Awards.

(6)	Of these, 27,500 are Eligible Awards.

(7)	Of these, 20,000 are Eligible Awards.

We have entered into equity award agreements with each of our directors and executive officers and consistent with past practice, we expect that our executive officers and directors, as well as many of the eligible employees, will receive additional equity awards in the future. Other than as set forth in Annex B to this offer to exchange, none of MGM MIRAGE, its executive officers, its directors, or Tracinda Corporation has engaged in any transaction in our common stock, stock options or SARs during the 60-day period prior to September 8, 2008. Information set forth in Annex B attached hereto is incorporated herein by reference.

Employment Agreements of MGM MIRAGE with Messrs. Lanni, Murren, Baldwin, and Jacobs.  On September 16, 2005, MGM MIRAGE entered into new employment agreements with each of Messrs. Lanni, Murren, Baldwin, and Jacobs. Each of such employment agreements provides for a term through January 4, 2010 and an annual base salary of $2,000,000 for Mr. Lanni; $1,500,000 for Mr. Baldwin; $1,500,000 for Mr. Murren; and $700,000 for Mr. Jacobs.

MGM MIRAGE may terminate any of such employment agreements for good cause, which includes termination for death or disability. If the termination is for good cause other than for death or disability, such executive officer will be entitled to exercise his vested share-based awards in accordance with their terms as of the date of termination, but MGM MIRAGE will have no further obligations to such executive officer.

If the agreement is terminated as a result of death or disability, the executive officer (or his beneficiary) will be entitled to receive his salary for a 12-month period following such termination and a prorated portion of any bonus attributable to the fiscal year in which the death or disability occurs. Additionally, the executive officer (or his beneficiary) will be entitled to exercise those of his unexercised share-based awards that would have vested as of the first anniversary of the date of termination, and any shares of restricted stock will immediately vest.

If MGM MIRAGE terminates any of the employment agreements for other than good cause, MGM MIRAGE will pay the executive officer’s salary for the remaining term of the agreement and his bonus during the 12-month period (or shorter period if the termination occurs within the last year of the term) during which he is restricted from working for or otherwise providing services to a competitor of MGM MIRAGE. Additionally, each of the employment agreements provide that for the remainder of the term, (i) all unvested share-based awards will vest in accordance with their terms, (ii) MGM MIRAGE will provide contributions, on the executive officer’s behalf, to the Deferred Compensation Plan (“DCP”) and Supplemental Executive Retirement Plan (“SERP”) and (iii) certain other employee benefits, such as health and life insurance will continue. Notwithstanding the foregoing, all compensation and benefits are subject to mitigation if the executive officer works for or otherwise provides services to a third party.

If the executive seeks to terminate his employment agreement for good cause, he must give MGM MIRAGE 30 days notice to cure the breach. If such breach is not cured (and MGM MIRAGE does not invoke its right to arbitration), the termination will be treated as a termination for other than good cause by MGM MIRAGE as described in the preceding paragraph. However, if MGM MIRAGE invokes its arbitration right, the executive officer must continue to work until the matter is resolved, otherwise it becomes a termination by him without cause.

If there is a change of control of MGM MIRAGE, all of the executive officer’s unvested share-based awards will fully vest. Furthermore, the executive officer may terminate his employment agreement upon delivery of 30 days prior notice to MGM MIRAGE, no later than 90 days following the date of the change of control. In such event, MGM MIRAGE will pay the executive officer a lump sum amount equal to the sum of (x) his unpaid salary through the end of the term of the agreement, and (y) an amount in lieu of his bonus (the calculation of which is further described therein). Additionally, through the end of the term, MGM MIRAGE will provide contributions, on his behalf, to the SERP and DCP in accordance with their terms, and certain employee benefits, such as health and life insurance.

Employment Agreement of MGM MIRAGE with Mr. D’Arrigo.  In December 2007, MGM MIRAGE entered into a new employment agreement with Mr. D’Arrigo, which provides for a term through September 10, 2011 and an annual base salary of $500,000. This agreement allows MGM MIRAGE to terminate the employment agreement for good cause, which includes death or disability. If the termination is for good cause, Mr. D’Arrigo will be entitled to exercise his vested share-based awards in accordance with their terms as of the date of termination, but MGM MIRAGE will have no further obligations to him. If the agreement is terminated as a result of death or disability,

Mr. D’Arrigo (or his beneficiary) will be entitled to receive his salary for a 3-month period following such termination.

If MGM MIRAGE terminates Mr. D’Arrigo’s employment agreement without cause, MGM MIRAGE will pay his salary for the remaining term of the agreement and maintain him as a participant in all health and insurance programs in which he and his dependents are then participating for the remaining term of the agreement, or until such benefits are provided by another employer. However, while Mr. D’Arrigo will not be eligible for a discretionary bonus or new grants of stock options, SARs or other stock based compensation, previously granted stock options, SARs or other stock based compensation will continue to vest for a specified period. Notwithstanding the foregoing, all compensation and benefits are subject to mitigation if Mr. D’Arrigo works for or otherwise provides services to a third party.

If Mr. D’Arrigo seeks to terminate his employment agreement for good cause, he must give MGM MIRAGE 30 days notice to cure the breach or dispute the fact that good cause exists, in which case the dispute will be resolved by arbitration and the agreement will continue in full force until the matter is resolved. If this agreement is terminated by Mr. D’Arrigo for good cause, he will be entitled to exercise his vested but unexercised stock options to acquire stock, SARs or other stock based compensation, if any, upon compliance with the terms and conditions required to exercise such options, SARs or other stock based compensation.

If there is a change of control of MGM MIRAGE, all of Mr. D’Arrigo’s unvested share-based awards will fully vest.

Employment Agreement with Mr. Manzini  In March 2007, MGM MIRAGE entered into an employment agreement with Mr. Manzini, which provides for a term through March 2011 and an annual base salary of $500,000. This agreement allows MGM MIRAGE to terminate the employment agreement for good cause, which includes death or disability. If the termination is for good cause, Mr. Manzini will be entitled to exercise his vested share-based awards in accordance with their terms as of the date of termination, but MGM MIRAGE will have no further obligations to him. If the agreement is terminated as a result of death or disability, Mr. Manzini (or his beneficiary) will be entitled to receive his salary for a 3-month period following such termination.

If MGM MIRAGE terminates Mr. Manzini’s employment agreement without cause, MGM MIRAGE will pay his salary for the remaining term of the agreement and maintain him as a participant in all health and insurance programs in which he and his dependents are then participating for the remaining term of the agreement, or until such benefits are provided by another employer. However, while Mr. Manzini will not be eligible for a discretionary bonus or new grants of stock options, SARs or other stock based compensation, previously granted stock options, SARs or other stock based compensation will continue to vest for a specified period. Notwithstanding the foregoing, all compensation and benefits are subject to mitigation if Mr. Manzini works for or otherwise provides services to a third party.

If Mr. Manzini seeks to terminate his employment agreement for good cause, he must give MGM MIRAGE 30 days notice to cure the breach or dispute the fact that good cause exists, in which case the dispute will be resolved by arbitration and the agreement will continue in full force until the matter is resolved. If this agreement is terminated by Mr. Manzini for good cause, he will be entitled to exercise his vested but unexercised stock options to acquire stock, SARs or other stock based compensation, if any, upon compliance with the terms and conditions required to exercise such options, SARs or other stock based compensation.

If there is a change of control of MGM MIRAGE, all of Mr. Manzini’s unvested share-based awards will fully vest.

MGM MIRAGE’s Board Compensation.  Directors who are compensated as full-time employees of MGM MIRAGE or its subsidiaries receive no additional compensation for service on the Board of Directors or its committees. Each director who is not a full-time employee of MGM MIRAGE or its subsidiaries is paid $50,000 per annum, plus $1,500 for each Board meeting attended (regardless of whether such Board meeting is attended in person or telephonically). The Chair of the Audit Committee of the Board of Directors receives an annual fee of $25,000 plus a fee of $2,500 per meeting attended. Each other member of the Audit Committee receives $1,500 for each meeting attended. The Chair of the Compensation Committee of the Board of Directors receives an annual fee of $10,000 plus a fee of $1,500 per meeting attended. Each other member of the Compensation Committee receives

$1,000 for each meeting attended. The Chair of the Diversity Committee of the Board of Directors receives an annual fee of $10,000 plus a fee of $2,500 per meeting attended. Each other member of the Diversity Committee receives $1,500 for each meeting attended. The presiding director of the Board receives an annual fee of $20,000. Each non-management member of the Executive Committee receives $1,500 per meeting of the Executive Committee attended. Directors are also reimbursed expenses for attendance at Board and Committee meetings. The foregoing fees are paid quarterly. In addition, each non-employee director receives a grant of 20,000 SARs on the date of the Company’s annual meeting of stockholders.

MGM MIRAGE 2005 Omnibus Incentive Plan.  The Plan, approved by the stockholders of MGM MIRAGE, allows for the issuance of various forms of equity-based compensation, such as stock options, stock appreciation rights, restricted stock and RSUs. The Compensation Committee of MGM MIRAGE administers all aspects of the Plan and is the only authorized body that can grant equity-based awards. Under the Omnibus Incentive Plan, MGM MIRAGE is authorized to issue 20 million shares of its common stock, approximately 1.6 million of which remain available for issuance pursuant to awards made under the Omnibus Incentive Plan but when the amendment takes effect there will be approximately 16.6 million shares available.

MGM MIRAGE’s Deferred Compensation Plan.  DCP allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund. Participants receive a match from MGM MIRAGE of up to 4% of salary, net of any match from MGM MIRAGE received under its 401(k) plan. All employee deferrals vest immediately. MGM MIRAGE’s matching contributions vest ratably over a three-year period.

MGM MIRAGE’s Supplemental Executive Retirement Plan.  MGM MIRAGE’s SERP is a nonqualified plan under which MGM MIRAGE makes quarterly contributions that are intended to provide a retirement benefit that is a fixed percentage of a participant’s estimated final five-year average annual salary, up to a maximum of 65%. MGM MIRAGE’s contributions and investment earnings on the contributions are tax-deferred and accumulate as a retirement fund. Employees do not make contributions under this plan. A portion of contributions by MGM MIRAGE and investment earnings thereon vests after three years of SERP participation and the remaining portion vests after both five years of SERP participation and ten years of continuous service. The plan provides for defined contributions and the amount of the benefit is not guaranteed.

MGM MIRAGE’s Annual Performance-Based Incentive Plan.  The MGM MIRAGE Annual Performance-Based Incentive Plan (the “Incentive Plan”) is an annual bonus plan designed to provide certain senior executive officers with incentive compensation based upon the achievement of pre-established performance goals and to qualify as a performance-based compensation plan under Section 162(m) of the Code. The Chief Executive Officer and other executive officers of MGM MIRAGE who are among the four most highly compensated executive officers are eligible to participate in the Incentive Plan. The Incentive Plan is administered by the Compensation Committee of MGM MIRAGE. The Compensation Committee adopts performance goals on an annual basis, including specific performance objectives, and establishes computation formulae or methods for determining each participant’s non-equity incentive award for that year under the Incentive Plan. Once the performance goals and individual participation percentages have been set, the Compensation Committee has no discretion to increase the amount of any participant’s non-equity incentive award payable under the plan as determined by the formulae. However, even if the performance goals are met for any particular year, the Compensation Committee has the authority to reduce or totally eliminate any participant’s non-equity incentive award.

Company Stock Purchase and Support Agreement.  In August 2007, we entered into a Company Stock Purchase and Support Agreement, as amended in October 2007, with Infinity World Investments LLC, a Nevada limited liability company (“Infinity World”) and an indirect wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. Under the agreement, in October 2007, we sold Infinity World 14.2 million shares of our common stock at a per share price of $84 for a total purchase price of $1.19 billion.

The agreement provides that, as long as Infinity World and its affiliates, which we refer to, from time to time, as the “Infinity World group,” beneficially own at least five percent of our outstanding common stock, whenever we propose to sell shares of our common stock (except for shares issued under an employee benefit plan), we will grant a preemptive right (which may be transferred to an affiliate of Infinity World) to acquire that number of shares needed to maintain the percentage ownership of the Infinity World group as calculated at the time we propose to sell shares. Infinity World has agreed that the Infinity World group will not acquire beneficial ownership of more than 20% of our outstanding shares, subject to certain exceptions.

The agreement also provides that as long as the Infinity World group owns at least five percent of our outstanding common stock and the joint venture agreement contemplated by the agreement has not been terminated, Infinity World will have the right, subject to applicable regulatory approvals, to designate one nominee for election to our Board of Directors. If the Infinity World group beneficially owns at least 12% of our outstanding common stock, Infinity World will have the right to designate that number of nominees for election to our Board of Directors equal to the product (rounded down to the nearest whole number) of (x) the percentage of outstanding shares owned by the Infinity World group multiplied by (y) the total number of directors then authorized to serve on our Board of Directors. As of September 4, 2008, the Infinity World group owns 26,048,738 shares of our common stock, or approximately 9.4% of the outstanding shares. Infinity World has not, as yet, designated a nominee for the Board of Directors. If Infinity World designates a nominee for election to our Board of Directors after the Annual Meeting of Stockholders, our Board of Directors will, in accordance with the agreement, increase the authorized number of directors to 16 and appoint the nominee to serve on the Board until the next meeting of stockholders at which directors are to be elected.

Stockholder Support Agreement.  In August 2007, Infinity World also entered into a Stockholder Support Agreement with Tracinda. Under this agreement, Tracinda has agreed to vote its shares of our common stock in favor of Infinity World’s nominee(s) to the Board of Directors, subject to applicable regulatory approvals.

Section 12.  Status of Eligible Awards Acquired by Us in the Offer; Accounting Consequences of the Offer

Eligible Awards that we accept for exchange and acquire pursuant to the Offer will be cancelled and will no longer be outstanding for any purpose. The shares of common stock subject to the cancelled awards will be returned to the pool of common stock available for future award grants under the Plan. To the extent such shares are not reserved in connection with the Offer, they will be available for future grants under the Plan without further stockholder action, except as may be required by applicable law or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which our common stock is then quoted or listed.

Under the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” the grant of RSUs with a fair value in excess of the aggregate fair value of the tendered Eligible Awards results results in additional compensation expense to us. The amount of this expense, if any, will be determinable only at the time RSUs are granted following the expiration of the Offer. If the exchange program had been consummated at September 4, 2008, assuming a full exchange of all Eligible Awards at the stated exchange ratios, and a grant price of $32.44 per share for the RSUs, no additional compensation expense would be recognized over the period of the RSUs. Any additional compensation expense related to tendered Eligible Awards will be recognized over the vesting period of the RSUs.

Section 13.  Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our exchange of Eligible Awards or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of RSUs as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept tendered Eligible Awards for exchange and to issue RSUs for tendered Eligible Awards is subject to the conditions described in Section 7 — “Conditions of the Offer.”

Our gaming operations are subject to extensive regulation, and certain of our subsidiaries hold registrations, approvals, gaming licenses or permits in each jurisdiction in which it operates gaming activities, including Nevada, Illinois, Michigan, New Jersey, Mississippi and Macau. Gaming laws are based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability.

Section 14.  United States Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible awards and the grant of RSUs pursuant to the Offer. This discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees. If you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term, the information contained in this summary may not be applicable to you.

WE ADVISE ALL ELIGIBLE EMPLOYEES WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE AWARDS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Option/SARs Exchange and Grant of RSUs.  We believe that if you exchange your eligible awards for new RSUs, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the RSUs are granted. Except as described below, we believe that your election not to participate in the exchange program will not give rise to any tax consequences to you.

Issuance of Shares Upon Vesting of RSUs.  An eligible employee generally will recognize ordinary income upon the vesting of the RSU in an amount equal to the fair market value of the shares acquired upon vesting of the RSU on the vesting date. Your holding period for the shares acquired upon the vesting of the RSU will begin on the date of vesting.

Subsequent Sale of Shares.  An eligible employee will have a tax basis for any shares acquired pursuant to the vesting of RSUs equal to the income recognized pursuant to the issuance of shares upon the vesting of RSUs. Upon selling shares acquired pursuant to the vesting of RSUs, an eligible employee generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares and the eligible employee’s tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the eligible employee has held the shares acquired pursuant to the vesting of RSUs for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the eligible employee has held such shares for a shorter period.

Tax Consequences to Us.  The grant of an RSU by us will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business-expense deduction upon the issuance of shares pursuant to the vesting of RSUs in an amount equal to the amount of ordinary income recognized by an eligible employee upon the vesting of the RSUs, but we will not be entitled to a business-expense deduction upon an eligible employee’s subsequent sale of such shares.

Withholding.  We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary income recognized by an eligible employee pursuant to the issuance of our common stock when the RSUs vest. We intend to automatically withhold otherwise distributable shares of common stock to you when the RSUs vest to satisfy this withholding obligation prior to the delivery or transfer of any certificate for our common stock.

Section 15.  Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 — “Conditions of the Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay accepting any Eligible Awards tendered to us by giving oral or written notice of the extension to eligible employees and making a public announcement thereof. If the offer is extended, we will provide appropriate notice of the extension no later than 9:00 a.m. New York City time on the next business day following the previously scheduled expiration date.

We also expressly reserve the right, in our reasonable discretion, to terminate or amend the offer and to postpone our acceptance and cancellation of any Eligible Awards tendered for exchange upon the occurrence of any of the conditions specified in Section 7 — “Conditions of the Offer,” by disseminating notice of the termination or postponement to the eligible employees by public announcement, oral or written notice or otherwise as permitted by applicable law. Our reservation of the right to delay our acceptance and cancellation of Eligible Awards tendered for exchange may be limited by rules promulgated under the Exchange Act, which require that we must pay the consideration offered or return the Eligible Awards tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 — “Conditions of the Offer,” has occurred or is deemed by us to have occurred, to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time. Any notice of such amendment required pursuant to the Offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and filed with the SEC as an amendment to the Schedule TO. We have no obligation to publish, advertise or otherwise communicate any such notice except as required or permitted by applicable law.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by rules promulgated under the Exchange Act. In addition, if we decide to take either of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Offer open for at least 10 business days after the date of such notification:

(a) we amend the exchange ratio for any tranche of the Eligible Awards; or

(b) we increase or decrease the number of Eligible Awards that may be tendered in the Offer.

Section 16.  Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Awards pursuant to the Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Offer.

Section 17.  Additional Information

With respect to the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before deciding whether or not to tender your Eligible Awards:

We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with MGM MIRAGE is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of material filed with the SEC may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like MGM MIRAGE that file electronically with the SEC. We also maintain a website at www.mgmmirage.com.

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.

The Offer incorporates by reference the documents listed below that have been previously filed with the SEC (excluding information furnished rather than filed).

MGM MIRAGE incorporates by reference the documents listed below and any future filings made with the SEC by MGM MIRAGE under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Expiration Date:

•	MGM MIRAGE’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	MGM MIRAGE’s Definitive Proxy Statement filed with the SEC on April 11, 2008;

•	MGM MIRAGE’s Quarterly Report on Form 10-Q for the six months ended June 30, 2008;

•	the description of our common stock in MGM MIRAGE’s Registration Statement on Form 8-A, together with any amendments of reports filed for the purpose of updating such description.

All documents and reports filed by MGM MIRAGE pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this offer to exchange but prior to the expiration date are deemed to be incorporated by reference in this offer to exchange from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly reports or proxy statements which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this offer to exchange will be deemed to be modified or superseded for purposes of this offer to exchange to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this offer to exchange modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this offer to exchange.

Any person receiving a copy of this offer to exchange may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference by MGM MIRAGE except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Gary N. Jacobs, Executive Vice President, General Counsel and Secretary, MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; telephone number: (702) 693-7120. A copy will be provided by first class mail or other equally prompt means after receipt of your request.

Section 18.  Forward-Looking Statements

This offer to exchange and our reports filed with the SEC referred to above contain forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “could,” “might,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, new projects, future performance, the outcome of contingencies such as legal proceedings, and future financial results. From time to time, we also provide oral or written forward-looking statements in our Forms 10-Q and 8-K, as well as press releases and other materials we release to the public. Any or all of our forward-looking statements in our reports filed with the SEC and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors will be important in determining our future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may differ materially. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Section 19.  Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) eligible employees in such jurisdiction.

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE AWARDS IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

September 8, 2008

ANNEX A

EXCHANGE RATIOS

This Annex A lists the exchange ratio applicable to each group of options and SARs eligible for exchange in the Offer with the same grant date, exercise price and expiration date.

			Exchange Ratio of
Eligible Awards			Eligible Awards to New
Grant Date	Expiration Date	Exercise Price	RSUs

8/1/2005	8/1/2012	$45.18	4.63
9/12/2005	9/12/2012	45.64	4.65
4/17/2006	4/17/2013	43.37	3.99
5/1/2006	5/1/2013	44.48	4.11
11/6/2006	11/6/2013	44.63	3.95
12/4/2006	12/4/2013	56.35	5.31
1/8/2007	1/8/2014	59.80	5.71
2/5/2007	2/5/2014	72.59	7.61
3/5/2007	3/5/2014	65.13	6.36
4/2/2007	4/2/2014	71.58	7.31
4/30/2007	4/30/2014	67.25	6.58
6/4/2007	6/4/2014	79.82	8.49
7/9/2007	7/9/2014	87.95	9.86
8/6/2007	8/6/2014	74.50	7.42
9/10/2007	9/10/2014	82.60	8.64
10/1/2007	10/1/2014	92.85	10.47
11/5/2007	11/5/2014	89.79	9.77
12/3/2007	12/3/2014	84.54	8.76
1/7/2008	1/7/2015	71.95	6.73
2/4/2008	2/4/2015	72.21	6.71
3/3/2008	3/3/2015	60.25	5.17
4/7/2008	4/7/2015	57.88	4.86
5/5/2008	5/5/2015	48.62	3.91
6/2/2008	6/2/2015	47.91	3.81

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ANNEX B

RECENT TRANSACTIONS IN MGM MIRAGE COMMON STOCK
BY DIRECTORS AND OFFICERS

MGM MIRAGE Executive Officers and Directors.

The following sets forth transactions in the shares by executives officers and directors of MGM MIRAGE during the 60 day period prior to September 8, 2008:

Gary N. Jacobs

On August 18, 2008, Mr. Jacobs, as trustee of a grantor retained annuity trust, transferred 30,024 shares to the Jacobs Family Trust, of which Mr. Jacobs is the trustee and subsequently transferred 30,024 shares to a grantor retained annuity trust dated August 18, 2008, of which Mr. Jacobs is the trustee.

Phyllis James

On August 7, 2008, Ms. James exercised options for 6,800 shares and sold all of such shares in the open market as follows: 800 shares at $33.414 per share; 100 shares at $33.46 per share; 306 shares at $33.47 per share; 94 shares at $33.48 per share; 200 shares at $33.5 per share; 300 shares at $33.504 per share; 1,000 shares at $33.574 per share; 500 shares at $33.62 per share; 1,000 shares at $33.636 per share; 500 shares at $33.684 per share; 500 shares at $33.764 per share; 500 shares at $33.78 per share; 500 shares at $33.798 per share; and 500 shares at $33.816 per share.

On August 29, 2008, Ms. James exercised options for 1,000 shares and sold all of such shares in the open market at $33 per share.

Punam Mathur

On August 8, 2008, Mr. Mathur exercised options for 3,000 shares and sold all of such shares in the open market as follows: 500 shares $31.96 per share; 500 shares at $31.904 per share; 500 shares at $31.926 per share; 500 shares at $31.884 per share; 400 shares at $31.7622 per share; 100 shares at $31.83 per share; and 500 shares at $31.852 per share.

Melvin Wolzinger

On August 20, 2008, Mr. Wolzinger purchased the following shares in the in the open market: 300 shares at $27.7 per share and 700 shares at $27.71 per share.

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